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                                                                    EXHIBIT 23.4

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
BioMed Realty Trust, Inc.:


We consent to the use of our report with respect to the balance sheets of Inhale 201 Industrial Road, L.P. as of December 31, 2003 and 2002, and the related statements of income, partners' capital, and cash flows for each of the years in the three year period ended December 31, 2003, included herein and to the reference to our firm under the headings "Experts," "Summary Selected Financial Data," and "Selected Financial Data" in the registration statement and related prospectus.



                                             /s/ KPMG LLP



San Diego, California
July 21, 2004